EXHIBIT 99.1

News Release

[Torchmark Logo appears here]

Torchmark Corporation • 2001 Third Avenue South • Birmingham, Alabama 35233

Contact: Joyce Lane                                                      NYSE Symbol: TMK

TORCHMARK SUBSIDIARY UNITED INVESTORS RECEIVES REVISED

OPINION UPON REHEARING BY ALABAMA SUPREME COURT

IN CASE AGAINST WADDELL & REED

Birmingham, Alabama, July 7, 2003—Torchmark Corporation (NYSE: TMK) announced today that the Alabama Supreme Court issued an opinion on Thursday, July 3, 2003, withdrawing its prior opinion issued April 18, 2003. The original opinion had reversed a $50 million trial court jury verdict rendered in favor of Torchmark subsidiary, United Investors Life Insurance Company (United) and against Waddell & Reed Financial, Inc. along with four of its subsidiaries (Waddell & Reed). The Supreme Court’s new opinion was issued in response to United’s Petition for Rehearing. The Supreme Court revised its original ruling by affirming the trial court jury’s verdict in favor of United and against Waddell & Reed on Waddell & Reed’s claims for unjust enrichment, breach of contract and fraud and by affirming a separate ruling by the trial judge declaring that there was no contract as alleged by Waddell & Reed. The Supreme Court left intact its earlier decision to reverse and render the trial court jury’s verdict in favor of United on its claims of tortious interference and fraud related to a campaign by Waddell & Reed to replace United’s existing variable annuity policies with those of another carrier and to reverse and remand United’s other claims for conversion, breach of contract, fraud and concealment back to the trial court for a new trial.

The effect of the revised opinion is that Waddell & Reed will not be able to argue as it did previously that its actions in withholding over $10 million of funds belonging to United were justified by the existence of a valid and binding contract. The revised opinion settles in United’s favor that there was no contract, and disposes of Waddell & Reed’s claims of fraud and unjust enrichment against United. As a result, United will be able to present its claims for damages of over $10 million relating to the conversion of funds by Waddell & Reed and for punitive damages of up to three times that amount under Alabama law without regard to any offsetting claims of Waddell & Reed.

Torchmark Corporation is a financial services holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Subsidiary Globe Life And Accident is a nationally recognized direct-response provider of life insurance known for its administrative efficiencies. United American has been a nationally recognized provider of Medicare supplement health insurance since 1966. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. American Income Life is nationally recognized for providing supplemental life insurance to labor union members.

For additional information contact:         Joyce Lane

Vice President, Investor Relations

Phone: 972/569-3627

Fax: 972/569-3696

jlane@torchmarkcorp.com

Website: www.torchmarkcorp.com